EXHIBIT 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Bunge Details $250 Million Competitiveness Program and
Provides Update on Second Quarter Performance

WHITE PLAINS, NY – July 19, 2017 – Bunge Limited (NYSE: BG) today announced a comprehensive global Competitiveness Program to improve its cost position and deliver increased value to shareholders. The program, which has been discussed over the past several quarters, will rationalize Bunge’s cost structure and reengineer the way it operates, reducing overhead costs by approximately $250 million once fully implemented. These savings are in addition to the savings generated through the company’s existing industrial productivity program. The company will achieve these cost savings by aggressively adopting a zero-based budgeting process that will target costs in specific budget categories, simplifying its organizational structure, streamlining processes and consolidating back office functions globally to improve efficiency and scalability. In addition, the company will be reducing its 2018 total capex spend from a previously announced $750 million to $650 million.

Soren Schroder, Bunge’s Chief Executive Officer, stated, “We have a unique, irreplaceable footprint and a strong, growing customer base that relies on us for competitively priced, high quality products under all market conditions. Demand and margin trends are positive, and the Competitiveness Program is a transformational next step to reengineer our organizational and cost structure, which will advance our growth agenda and create significant value for our shareholders.”

The company expects the Competitiveness Program to provide modest benefits to 2017 earnings. Approximately $100 million of the savings are anticipated to be realized in 2018 and $180 million in 2019. Full run rate cost savings of $250 million are expected to be achieved by the end of 2019. The company expects total non-recurring charges associated with the program to be 0.8-1.2x of targeted savings, most of which are expected to be cash charges spread over the next two and half years.

Thomas Boehlert, Bunge’s Chief Financial Officer, stated, “We started the process to launch this program in early 2017 and are now beginning implementation. I’m confident that these steps will improve our competitiveness and position us well as market conditions improve.”

Today, the company also announced that it expects second quarter 2017 adjusted earnings to be modestly profitable, but below the low end of the range of analyst estimates, primarily driven by challenging global Agribusiness market conditions.

“Market conditions during the second quarter were challenging, driven by unprecedented farmer retention in South America, which pressured margins throughout the chain,” added Schroder. “Increased farmer pricing early in July, as well as more dynamic markets and continued strong demand, lead us to expect much improved Agribusiness conditions in the second half of the year.”

Bunge will hold a conference call at 11:00 a.m. EDT on Thursday, July 20, 2017 to discuss the Competitiveness Program; a slide presentation to accompany the call will be posted on www.bunge.com.

„	Conference Call and Webcast Details

To listen to the call, please dial (877) 883-0383. If you are located outside the United States or Canada, dial (412) 902-6506. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 2794944. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website. Select “Competitiveness Program Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 20, 2017, continuing through August 20, 2017. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations. When prompted, enter confirmation code 10110865. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

„	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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